Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Maximillian Marcy Investor Relations Contact 651-236-5062

NEWS	For Immediate Release	January 11, 2011

H.B. Fuller Reports Fourth Quarter and Fiscal Year 2010 Results

Fourth Quarter EPS $0.44;

Full Year Adjusted EPS1 Up 9 Percent Year-Over-Year

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported financial results for the fourth quarter and fiscal year that ended November 27, 2010.

Fourth Quarter 2010 Highlights Included:

•	Net revenue increased 5.5 percent year-over-year;

•	Gross profit margin was essentially unchanged relative to the prior quarter as price adjustments offset further raw material cost escalation;

•	EBITDA margin[2] improved sequentially driven by lower Selling, General and Administrative expense;

•	Cash flow from operations was $47 million reflecting solid profitability and effective working capital management.

Full-Year 2010 Highlights Included:

•	Net revenue increased by nearly 10 percent year-over-year, driven primarily by volume gains;

•	Adjusted gross profit margin[3] of 29.4 percent was only 70 basis points below last year’s record level, despite persistent raw material inflation throughout the year;

•	Adjusted diluted EPS[1] grew 9 percent year-over-year;

•

Portfolio adjustments made to improve future performance and profitability of the Company included the acquisition of Revertex Finewaters in Malaysia and the exit of the European polysulfide based insulating glass product line.

Fourth Quarter 2010 Results:

Net income for the fourth quarter of 2010 was $21.9 million, or $0.44 per diluted share, versus $24.6 million, or $0.50 per diluted share, in last year’s fourth quarter. Two previously announced events negatively impacted net income in the quarter. The pre-tax impact of the September fire at the Company’s Mindelo, Portugal facility was $0.9 million and the pre-tax costs associated with the departure of the Company’s CEO were $2.5 million, or taken together, $0.05 per diluted share.

Net revenue for the fourth quarter of 2010 was $360.2 million, up 5.5 percent versus the fourth quarter of 2009. Higher average selling prices, higher volume, and acquisitions positively impacted net revenue growth by 4.8, 0.8, and 1.5 percentage points, respectively. Foreign currency translation reduced net revenue growth by 1.6 percentage points. Organic sales grew by 5.6 percent year-over-year. Gross profit margin was down 290 basis points versus the fourth quarter of 2009, primarily due to the cumulative effect of escalating raw material costs over the past year. Selling, General, and Administrative expense was slightly higher on an absolute basis, but was down nearly 100 basis points as a percentage of net revenue.

On a sequential basis, net revenue increased over 6 percent relative to the third quarter. Gross profit margin was essentially flat quarter-to-quarter. However, the fire at the company’s Mindelo, Portugal facility caused one-time additional costs which reduced gross profit margin by 25 basis points. Selling, General and Administrative expense declined by over $1 million in the fourth quarter and by 160 basis points relative to net revenue.

Balance Sheet and Cash Flow:

At the end of the fourth quarter of 2010 the Company had cash totaling $133 million and total debt of $251 million. This compares to third quarter levels of $141 million and $299 million, respectively. Sequentially, net debt declined by approximately $40 million. Cash flow from operations was $47 million in the fourth quarter. The strong cash flow from operations and corresponding decline in net debt was primarily driven by solid profitability combined with effective working capital management, especially with respect to inventory.

Fiscal Year 2010:

On an adjusted (comparable) basis, diluted EPS1 increased 9 percent in 2010 relative to the prior year. Net income for fiscal year 2010 was $70.9 million, or $1.43 per diluted share, versus $83.7 million, or $1.70 per diluted share, in 2009. This year’s net income included charges related to the exit of the polysulfide based insulating glass product line in Europe. The combined non-recurring charges reduced net income by $8.4 million, or $0.17 per diluted share. Excluding these items, net income for the full year would have been $79.3 million or $1.60 per diluted share versus the reported results of $1.43 per diluted share. In addition, last year’s net income included a net gain primarily related to the settlement of a lawsuit against the former owners of the Roanoke Companies Group. Excluding this net gain, fiscal year 2009 net income was $72.4 million, or $1.47 per diluted share.

Net revenue for fiscal year 2010 was $1.356 billion, up 9.8 percent versus fiscal year 2009. Higher volume, higher average selling prices, favorable foreign currency translation and acquisitions positively impacted net revenue growth by 7.4, 1.2, 0.1 and 1.1 percentage points, respectively. Consequently, organic sales improved by 8.6 percent year-over-year in 2010.

Fiscal 2011 Outlook:

“Our focus in 2011 will be on accelerating the execution of our current business strategy and leveraging key investments made over the last two years,” said Jim Owens, H. B. Fuller president and chief executive officer. “The growth momentum that started in 2010 should carry over to 2011. In addition, past and current pricing actions should enhance our margins. Raw material costs are expected to increase modestly in the first half of the year compared to the fourth quarter 2010 levels. Overall, we forecast that our net revenue will increase by 8 to 10 percent and our net income will be between $1.75 and $1.85 per diluted share in 2011.”

The following highlights the Company’s expectations for several key metrics in its 2011 financial outlook:

•	Net revenue 8 to 10 percent higher in 2011 relative to 2010;

•	Earnings per diluted share of between $1.75 and $1.85;

•	Capital expenditures approximately $40 million;

•	The Company’s effective tax rate, excluding discrete items, is expected to be 32 percent.

Conference Call:

The Company will host an investor conference call to discuss fourth quarter and fiscal year 2010 results on Wednesday, January 12, 2011 at 9:30 a.m. central time (10:30 a.m. eastern time). The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website.

Regulation G:

The information presented in this earnings release regarding adjusted earnings per share, adjusted gross margin, operating income, operating margin, and earnings before interest, taxes, depreciation,

and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About H.B. Fuller Company:

For more than 120 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants, paints and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2010 net revenue of $1.36 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit HBFuller.com, HBFullerStrength.com, read our blog or follow GlueTalk on Twitter.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of September 30, 2010, June 30, 2010, and March 31, 2010 and 10-K filing, as amended, for the fiscal year ended November 28, 2009. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended November 27, 2010	13 Weeks Ended November 28, 2009

Net revenue	$360,243	$341,573
Cost of sales	(258,123)	(235,093)

Gross profit	102,120	106,480

Selling, general and administrative expenses	(72,512)	(71,695)
Other income (expense), net	254	(159)
Interest expense	(2,754)	(1,468)

Income before income taxes and income from equity investments	27,108	33,158

Income taxes	(8,155)	(10,553)

Income from equity investments	2,617	2,050

Net income including non-controlling interests	21,570	24,655

Net (income) loss attributable to non-controlling interests	366	(88)

Net income attributable to H.B. Fuller	$21,936	$24,567

Basic income per common share attributable to H.B. Fuller	$0.45	$0.51

Diluted income per common share attributable to H.B. Fuller	$0.44	$0.50

Weighted-average common shares outstanding:
Basic	48,740	48,364
Diluted	49,740	49,376

Dividends declared per common share	$0.0700	$0.0680

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Annual Report on Form 10-K)

	November 27, 2010	November 28, 2009
Cash & cash equivalents	$133,277	$100,154
Inventories	121,621	116,907
Trade accounts receivable, net	221,020	203,898
Trade payables	102,107	109,165
Total assets	1,153,457	1,100,445
Total debt	250,721	214,028

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Common Size Income Statement (unaudited)

	13 Weeks Ended November 27, 2010	13 Weeks Ended November 28, 2009

Net revenue	100.0%	100.0%
Cost of sales	(71.7%)	(68.8%)

Gross profit	28.3%	31.2%

Selling, general and administrative expenses	(20.1%)	(21.0%)
Other income (expense), net	0.1%	(0.0%)
Interest expense	(0.8%)	(0.4%)

Income before income taxes and income from equity investments	7.5%	9.7%

Income taxes	(2.2%)	(3.1%)

Income from equity investments	0.7%	0.6%

Net income including non-controlling interests	6.0%	7.2%

Net (income) loss attributable to non-controlling interests	0.1%	(0.0%)

Net income attributable to H.B. Fuller	6.1%	7.2%

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	52 Weeks Ended November 27, 2010	52 Weeks Ended November 28, 2009

Net revenue	$1,356,161	$1,234,659
Cost of sales	(958,980)	(863,357)

Gross profit	397,181	371,302

Selling, general and administrative expenses	(292,836)	(264,141)
Asset impairment charges	(8,785)	(790)
Other income (expense), net	2,572	15,983
Interest expense	(10,414)	(7,734)

Income before income taxes and income from equity investments	87,718	114,620

Income taxes	(25,307)	(36,728)

Income from equity investments	8,008	5,794

Net income including non-controlling interests	70,419	83,686

Net (income) loss attributable to non-controlling interests	458	(32)

Net income attributable to H.B. Fuller	$70,877	$83,654

Basic income per common share attributable to H.B. Fuller	$1.46	$1.73

Diluted income per common share attributable to H.B. Fuller	$1.43	$1.70

Weighted-average common shares outstanding:
Basic	48,599	48,325
Diluted	49,608	49,117

Dividends declared per common share	$0.2780	$0.2700

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Common Size Income Statement (unaudited)

	52 Weeks Ended November 27, 2010	52 Weeks Ended November 28, 2009

Net revenue	100.0%	100.0%
Cost of sales	(70.7%)	(69.9%)

Gross profit	29.3%	30.1%

Selling, general and administrative expenses	(21.6%)	(21.4%)
Asset impairment charges	(0.6%)	(0.1%)
Other income (expense), net	0.2%	1.3%
Interest expense	(0.8%)	(0.6%)

Income before income taxes and income from equity investments	6.5%	9.3%

Income taxes	(1.9%)	(3.0%)

Income from equity investments	0.6%	0.5%

Net income including non-controlling interests	5.2%	6.8%

Net (income) loss attributable to non-controlling interests	0.0%	(0.0%)

Net income attributable to H.B. Fuller	5.2%	6.8%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	13 Weeks Ended November 27, 2010	13 Weeks Ended November 28, 2009
Net Revenue:
North America	$142,471	$139,011
EIMEA	108,858	106,671
Latin America	65,561	61,240
Asia Pacific	43,353	34,651

Total H.B. Fuller	$360,243	$341,573

Operating Income[4]:
North America	$18,512	$18,790
EIMEA	4,281	7,678
Latin America	5,022	5,414
Asia Pacific	1,793	2,903

Total H.B. Fuller	$29,608	$34,785

Depreciation Expense:
North America	$3,498	$6,106
EIMEA	2,444	2,503
Latin America	1,189	1,075
Asia Pacific	838	577

Total H.B. Fuller	$7,969	$10,261

Amortization Expense:
North America	$1,998	$2,230
EIMEA	235	672
Latin America	12	99
Asia Pacific	269	55

Total H.B. Fuller	$2,514	$3,056

EBITDA[2]:
North America	$24,008	$27,126
EIMEA	6,960	10,853
Latin America	6,223	6,588
Asia Pacific	2,900	3,535

Total H.B. Fuller	$40,091	$48,102

Operating Margin[5]:
North America	13.0%	13.5%
EIMEA	3.9%	7.2%
Latin America	7.7%	8.8%
Asia Pacific	4.1%	8.4%

Total H.B. Fuller	8.2%	10.2%

EBITDA Margin[2]:
North America	16.9%	19.5%
EIMEA	6.4%	10.2%
Latin America	9.5%	10.8%
Asia Pacific	6.7%	10.2%

Total H.B. Fuller	11.1%	14.1%

Net Revenue Growth:
North America	2.5%
EIMEA	2.1%
Latin America	7.1%
Asia Pacific	25.1%

Total H.B. Fuller	5.5%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

	52 Weeks Ended November 27, 2010	52 Weeks Ended November 28, 2009
Net Revenue:
North America	$567,223	$532,831
EIMEA	404,751	365,275
Latin America	229,319	216,742
Asia Pacific	154,868	119,811

Total H.B. Fuller	$1,356,161	$1,234,659

Operating Income[4]:
North America	$73,048	$70,138
EIMEA	13,962	22,918
Latin America	11,339	9,696
Asia Pacific	5,996	4,409

Total H.B. Fuller	$104,345	$107,161

Depreciation Expense:
North America	$13,754	$18,305
EIMEA	9,499	9,724
Latin America	4,288	4,537
Asia Pacific	2,820	2,143

Total H.B. Fuller	$30,361	$34,709

Amortization Expense:
North America	$8,378	$8,953
EIMEA	1,625	2,468
Latin America	203	398
Asia Pacific	633	219

Total H.B. Fuller	$10,839	$12,038

EBITDA[2]:
North America	$95,180	$97,396
EIMEA	25,086	35,110
Latin America	15,830	14,631
Asia Pacific	9,449	6,771

Total H.B. Fuller	$145,545	$153,908

Operating Margin[5]:
North America	12.9%	13.2%
EIMEA	3.4%	6.3%
Latin America	4.9%	4.5%
Asia Pacific	3.9%	3.7%

Total H.B. Fuller	7.7%	8.7%

EBITDA Margin[2]:
North America	16.8%	18.3%
EIMEA	6.2%	9.6%
Latin America	6.9%	6.8%
Asia Pacific	6.1%	5.7%

Total H.B. Fuller	10.7%	12.5%

Net Revenue Growth:
North America	6.5%
EIMEA	10.8%
Latin America	5.8%
Asia Pacific	29.3%

Total H.B. Fuller	9.8%

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(unaudited)

	13 Weeks Ended November 27, 2010
	North America	EIMEA	Latin America	Asia Pacific	Total HBF
Price	3.9%	6.2%	6.5%	0.6%	4.8%
Volume	(1.7%)	3.5%	0.6%	3.5%	0.8%

Organic Growth	2.2%	9.7%	7.1%	4.1%	5.6%
F/X	0.3%	(7.6%)	0.0%	5.9%	(1.6%)
Acquisition	0.0%	0.0%	0.0%	15.1%	1.5%

	2.5%	2.1%	7.1%	25.1%	5.5%

	52 Weeks Ended November 27, 2010
	North America	EIMEA	Latin America	Asia Pacific	Total HBF
Price	1.1%	0.4%	4.0%	(1.2%)	1.2%
Volume	4.7%	13.4%	1.8%	11.1%	7.4%

Organic Growth	5.8%	13.8%	5.8%	9.9%	8.6%
F/X	0.7%	(3.9%)	0.0%	10.8%	0.1%
Acquisition	0.0%	0.9%	0.0%	8.6%	1.1%

	6.5%	10.8%	5.8%	29.3%	9.8%

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	52 Weeks Ended November 27, 2010	2nd Quarter Product Line Exit Adjustments	Adjusted 52 Weeks Ended November 27, 2010

Net revenue	$1,356,161	$—	$1,356,161
Cost of sales	(958,980)	(1,831)	(957,149)

Gross profit	397,181	(1,831)	399,012 [3]

Selling, general and administrative expenses	(292,836)	(752)	(292,084)
Asset impairment charges	(8,785)	(8,785)	—
Other income (expense), net	2,572	—	2,572
Interest expense	(10,414)	—	(10,414)

Income before income taxes and income from equity investments	87,718	(11,368)	99,086

Income taxes	(25,307)	2,928	(28,235)

Income from equity investments	8,008	—	8,008

Net income including non-controlling interests	$70,419	$(8,440)	$78,859

Net (income) loss attributable to non-controlling interests	458	—	458

Net income attributable to H.B. Fuller	$70,877	$(8,440)	$79,317

Basic income per common share attributable to H.B. Fuller	$1.46	$(0.17)	$1.63

Diluted income per common share attributable to H.B. Fuller	$1.43	$(0.17)	$1.60 [1]

Weighted-average H.B. Fuller common shares outstanding:
Basic	48,599	48,599	48,599
Diluted	49,608	49,608	49,608

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	52 Weeks Ended November 28, 2009	Adjustments	Adjusted 52 Weeks Ended November 28, 2009

Net revenue	$1,234,659	$—	$1,234,659
Cost of sales	(863,357)	—	(863,357)

Gross profit	371,302	—	371,302

Selling, general and administrative expenses	(264,141)	—	(264,141)
Asset impairment charges	(790)	(790)	—
Other income (expense), net	15,983	18,750	(2,767)
Interest expense	(7,734)	—	(7,734)

Income before income taxes and income from equity investments	114,620	17,960	96,660

Income taxes	(36,728)	(6,695)	(30,033)

Income from equity investments	5,794	—	5,794

Net income including non-controlling interests	83,686	11,265	72,421

Net (income) loss attributable to non-controlling interests	(32)	—	(32)

Net income attributable to H.B. Fuller	$83,654	$11,265	$72,389

Basic income per common share attributable to H.B. Fuller	$1.73	$0.23	$1.50

Diluted income per common share attributable to H.B. Fuller	$1.70	$0.23	$1.47 [1]

Weighted-average common shares outstanding:
Basic	48,325	48,325	48,325
Diluted	49,117	49,117	49,117

H.B. FULLER COMPANY & SUBSIDIARIES

REGULATION G RECONCILIATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended November 27, 2010	13 Weeks Ended November 28, 2009

Net revenue	360,243	341,573
Cost of sales	(258,123)	(235,093)

Gross profit	102,120	106,480

Selling, general and administrative expenses	(72,512)	(71,695)

Operating Income[4]	29,608	34,785

Depreciation expense	7,969	10,261
Amortization expense	2,514	3,056

EBITDA[2]	40,091	48,102

EBITDA margin[2]	11.1%	14.1%

	52 Weeks Ended November 27, 2010	2nd Quarter Product Line Exit Adjustments	Adjusted 52 Weeks Ended November 27, 2010	52 Weeks Ended November 28, 2009
Net revenue	1,356,161		1,356,161	1,234,659
Cost of sales	(958,980)	(1,831)	(957,149)	(863,357)

Gross profit	397,181	(1,831)	399,012 [3]	371,302

Selling, general and administrative expenses	(292,836)	(752)	(292,084)	(264,141)

Operating Income[4]	104,345	(2,583)	106,928	107,161
Depreciation expense	30,361		30,361	34,709
Amortization expense	10,839		10,839	12,038

EBITDA[2]	145,545	(2,583)	148,128	153,908

EBITDA margin[2]	10.7%		10.9%	12.5%

[1]

Adjusted diluted earnings per share (EPS) is a non-GAAP financial measure. Full year 2010 excludes after-tax exit costs and non-cash impairment charges associated with the exit of the Company’s European polysulfide-based insulating glass product line of $1.7 million ($0.03 per diluted share) and $6.7 million ($0.14 per diluted share) respectively. Full-year 2009 adjusted diluted EPS excludes an after-tax “true-up” for the estimated goodwill impairment charge taken at the end of 2008 of $0.5 million and an after-tax gain from the settlement received from the former owners of the Roanoke Companies Group of $11.8 million; in total these items netted to a benefit of $11.3 million ($0.23 per diluted share). Full reconciliations for each period are provided in the tables above.

[2]

EBITDA is a non-GAAP financial measure defined on a consolidated basis as gross profit, less SG&A expense, plus depreciation expense, plus amortization expense. On a segment basis it is defined as operating income, plus depreciation expense, plus amortization expense. EBITDA margin is defined as EBITDA divided by net revenue.

[3]

Adjusted gross margin is a non-GAAP financial measure. Full year 2010 excludes pre-tax exit costs of $1.8M associated with the exit of the Company’s European polysulfide-based insulating glass product line.

[4]	Management evaluates the performance of each of the Company’s operating segments based on operating income, which is defined as gross profit less SG&A expense for the segments.
[5]	Operating Margin is a non-GAAP financial measure defined as gross profit, less SG&A expense, divided by net revenue.